Exhibit (a)(2)(vii)

HIGHLAND FUNDS I

AMENDMENT TO CERTIFICATE OF DESIGNATION

HIGHLAND OPPORTUNISTIC CREDIT FUND

WHEREAS, the Trustees of Highland Funds I, a Delaware statutory trust (the “Trust”), acting pursuant to Article V, Section 5.2 of the Trust’s Amended and Restated Agreement and Declaration of Trust dated September 14, 2012, as amended from time to time (the “Declaration”), by the affirmative vote of a majority of the Trustees, established and designated Highland Unconstrained Income Opportunities Fund as a series of the Trust; and

WHEREAS, the Trustees of the Trust, by action taken at a Board meeting held on June 5-6, 2014, authorized the name change of the Highland Unconstrained Income Opportunities Fund to Highland Opportunistic Credit Fund (the “Fund”), such name change to take effect as of June 6, 2014, and authorized the Treasurer of the Trust to sign an amendment to the Fund’s Certificate of Designation reflecting such name change;

WHEREAS, the Trustees of the Trust, by written consent dated June 27, 2014, authorized the name change of the Fund to Highland Unconstrained Credit Fund, such name change to take effect as of June 27, 2014, and authorized the Treasurer of the Trust to sign an amendment to the Fund’s Certificate of Designation reflecting such name change;

NOW THEREFORE, the Certificate of Designation of the Fund be, and hereby is, amended as of the 27th day of June 2014 to replace all references to Highland Opportunistic Credit Fund with Highland Unconstrained Credit Fund.

IN WITNESS WHEREOF, the undersigned, being the Treasurer of the Trust, has hereunto set his hand as of the 27th day of June, 2014

HIGHLAND FUNDS I

/s/ Brian Mutts

By: Brian Mitts

Title: Treasurer